Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 20, 2008 relating to the consolidated financial statements of CNinsure Inc., which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts for the convenience of the readers, appearing in the annual report on Form 20-F of CNinsure Inc. for the year ended December 31, 2007.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
December 29, 2008